UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 29, 2009

Sinclair Broadcast Group, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-26076	52-1494660
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10706 Beaver Dam Road Hunt Valley, MD		21030
(Address of principal executive offices)		(Zip Code)

(410) 568-1500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Amendment and Restatement of Credit Agreement

On October 29, 2009, Sinclair Television Group, Inc. (“STG”), a wholly-owned subsidiary of Sinclair Broadcast Group, Inc. (the “Company”), entered into a fourth amended and restated credit agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), the guarantors party thereto and the lenders party thereto.  The Credit Agreement amends and restates STG’s third amended and restated credit agreement by and among STG, the Administrative Agent and the several lenders named therein (the “Old Credit Agreement”).

The Credit Agreement provides for a six-year term loan B facility (the “Term Loan B”) of $330 million, the net proceeds from which will be used to prepay the amount outstanding under the term loan A facility (the “Term Loan A”), which was $78.8 million as of the date of prepayment, and the term loan A-1 facility (the “Term Loan A-1”), which was $216.6 million as of the date of prepayment, each under the Old Credit Agreement and were scheduled to mature in December 2011 and December 2012, respectively.  Additional net proceeds from the Term Loan B were used to repay amounts outstanding under the Revolver (as defined below).  The Term Loan B will initially bear interest at LIBOR plus 4.50% and principal amortization will commence on March 31, 2011 and continue until the scheduled final payment on October 29, 2015 or upon earlier termination of the Term Loan B pursuant to the terms in the Credit Agreement.  STG has the right to prepay the Term Loan B at any time without prepayment penalty.  The Credit Agreement also provides for one or more incremental term loans, which may be used from time to time up to an aggregate of $25 million to meet STG’s working capital needs.

The revolving credit facility under the Old Credit Agreement (the “Old Revolver”) was also amended and restated pursuant to the Credit Agreement (as amended and restated, the “Revolver”).  Under the terms of the Revolver, approximately $60.5 million in existing commitments will remain in place under the Old Revolver pricing, which as of June 30, 2009 was LIBOR plus 0.75%, and will mature June 2011. Such interest rate under the Old Revolver is subject to change dependent upon STG’s future leverage. In addition, approximately $75.4 million in commitments under the Old Revolver were extended until December 31, 2013 at an initial price of LIBOR, subject to a 2.00% floor, plus 4.00%.  STG has the right to prepay the Revolver at any time without prepayment penalty.

The Credit Agreement, as did the Old Credit Agreement, contains certain (i) negative covenants, including, but not limited to, restrictions on indebtedness, liens, payments, investments, mergers, consolidations, liquidations and dissolutions, acquisitions, sales and other dispositions of assets, loans and advances and affiliate transactions and (ii) financial maintenance covenants, including an interest coverage ratio, a first lien secured indebtedness ratio and a total indebtedness ratio. The Credit Agreement also contains, as did the Old Credit Agreement, affirmative covenants, representations and warranties and events of default, including certain cross-acceleration provisions, customary for an agreement of its type.

STG’s obligations under the Credit Agreement are jointly and severally guaranteed by the guarantors party thereto, which guarantors include the Company and certain subsidiaries of the Company (collectively, the “Guarantors”).  Further, STG’s obligations under the Credit Agreement are secured by a first-priority lien on substantially all of the tangible and intangible assets (whether now owned or hereafter arising or acquired) of STG and the subsidiaries of STG and the Company that are Guarantors and, with respect to the Company, the capital stock of certain of its directly owned subsidiaries (collectively, the “Collateral”).

The foregoing summary does not purport to be a complete statement of the terms under the Credit Agreement and the transactions contemplated thereby, and such summary is qualified in its entirety by reference to the Credit Agreement, a copy of which will be attached as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2009.

The amendment and restatement of the Old Credit Agreement was necessary to allow the issuance of the Notes (as defined below) pursuant to an unregistered, private placement of such Notes and was a condition to the consummation of the previously disclosed tender offers by STG for the Company’s 3.0% Senior Convertible Notes due 2027 (the “3.0% Notes”) and 4.875% Senior Convertible Notes due 2018 (the “4.875% Notes” and, together with the 3.0% Notes, the “Convertible Notes”).

Second Lien Notes Offering

Concurrent with entering into the Credit Agreement, STG issued $500 million aggregate principal amount of 9.25% Senior Secured Second Lien Notes due 2017 (the “Notes”), which mature on November 1, 2017, pursuant to an indenture, dated as of October 29, 2009 (the “Indenture”), by and among STG, the guarantors identified therein and U.S. Bank National Association, as trustee and collateral agent.

The net proceeds from the offering of the Notes will be used to fund the tender offers for the Convertible Notes, to reduce amounts outstanding under the Credit Agreement, to pay fees and expenses related to the tender offers, the amendment and restatement of the Old Credit Agreement and the transactions contemplated by the Memorandum of Understanding with Cunningham Broadcasting Corporation, as previously announced.  Approximately $435.5 million of the net proceeds will be held in a cash collateral account and will be released only to fund the purchase of the Convertible Notes pursuant to the tender offers or, for any 3.0% Notes or 4.875% Notes remaining after consummation of the tender offers, upon exercise of the put rights by the holders of such notes in May 2010 and January 2011, respectively.  Any unused funds held in the cash collateral account will be released to STG to be used for general corporate purposes.

The Notes were priced at 97.264% of their principal amount and will bear interest at a rate of 9.25% per annum payable semi-annually on May 1 and November 1, commencing on May 1, 2010.  Prior to November 1, 2013, STG may redeem the Notes in whole, but not in part, at any time or from time to time at a price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, plus a “make-whole premium” as set forth in the Indenture.  Beginning on November 1, 2013, STG may redeem some or all of the Notes at any time or from time to time at the redemption prices set forth in the Indenture.  In addition, on or prior to November 1, 2012, STG may redeem up to 35% of the Notes using the proceeds of certain equity offerings.  Upon the sale of certain of STG’s assets or certain changes of control, the holders of the Notes may require STG to repurchase some or all of the Notes.

STG’s obligations under the Notes, as set forth in the Indenture, are jointly and severally guaranteed by the Guarantors and are secured, on a second-priority basis, by a lien on the Collateral.

The Indenture contains certain restrictive covenants similar to those contained in the Credit Agreement including, but not limited to, restrictions on indebtedness, liens, payments, investments, mergers, consolidations, liquidations and dissolutions, acquisitions, sales and other dispositions of assets and affiliate transactions.  These covenants are subject to a number of exceptions and limitations as described in the Indenture.  The Indenture also includes events of default, including certain cross-default and cross-acceleration provisions, customary for an agreement of its type.

The Notes are not registered under the Securities Act of 1933, as amended, or any state securities law and the holders of the Notes do not have any registration rights.  Absent registration, the Notes currently may only be sold pursuant to an applicable exemption from the requirements for registration.

The foregoing summary does not purport to be a complete statement of the terms under the Indenture and the transactions contemplated thereby, and such summary is qualified in its entirety by reference to the Indenture, a copy of which is attached hereto as Exhibit 4.1.

The closing of the offering of the Notes was a condition to the consummation of the tender offers for the Convertible Notes by STG.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this Item 2.03 is included in Item 1.01 above and is incorporated herein by reference.

Item 7.01.  Regulation FD Disclosure.

On October 29, 2009, the Company announced that STG entered into the Credit Agreement and closed its private placement of the Notes.

The information contained in Exhibit 99.1 attached hereto is furnished under this Item 7.01 of this Current Report on Form 8-K and is furnished to, but for purposes of Section 18 of the Securities Exchange Act of 1934 shall not be deemed filed with, the Securities and Exchange Commission (the “Commission”).  The information contained in the accompanying exhibit shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference into such filing.

Item 8.01.  Other Events.

As previously disclosed in the Company’s Current Report on Form 8-K, filed with the Commission on October 8, 2009, the Company entered into a non-binding memorandum of understanding, as amended (the “MOU”), with Cunningham Broadcasting Corporation (“Cunningham”), the Company’s local marketing agreement (“LMA”) partner in six markets. In accordance with the terms of the MOU, agreements to amend and/or restate the following agreements between Cunningham and us were entered into on October 28, 2009:

(i) the LMAs; (ii) option agreements to acquire Cunningham stock; and (iii) certain acquisition or merger agreements relating to television stations owned by Cunningham (the “Cunningham Stations”).

Such amendments and/or restatements were made pursuant to the following agreements: (i) that certain Master Agreement between the Company (and its subsidiaries) and Cunningham (and its subsidiaries), which, among other things, amended the LMAs (the “Master Agreement”); (ii) those certain Amended and Restated Voting and Non-Voting Capital Stock Option Agreements between the Company and several trusts that own capital stock of Cunningham (the “Option Agreements”); and (iii) those certain Amended and Restated Asset Purchase Agreements pertaining to the Cunningham Stations (the “APAs” and, together with the Master Agreement and Option Agreements, the “Cunningham Agreements”). All of the Cunningham Agreements will be non-binding until the close of business on the date the Company successfully consummates the tender offers for the Convertible Notes. If such tender offers are not successfully consummated, the Cunningham Agreements shall never take effect and each agreement intended to be amended and/or restated by such applicable Cunningham Agreement will remain in full force and effect.

The Cunningham Agreements have the following material terms:

•                  Cunningham has the right to terminate the APAs upon a “change of control” of the Company, which will occur if David, Frederick, Duncan and Robert Smith (the “Smith brothers”) no longer own or control at least 51% of the voting power of the Company;

•                  If Cunningham files for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”), it will not seek to reject the LMAs or the APAs in a bankruptcy proceeding until such time as Cunningham and the Company have had a reasonable time to negotiate, in good faith, mutually agreeable amendments to such LMAs and APAs;

•                  The LMAs, the Option Agreements, and the APAs will terminate on July 1, 2016, provided that the Company will have three options to extend the term, each option for an additional five-year term;

•                  In consideration of the new terms of the LMAs and other agreements and the extension options, beginning on January 1, 2010 and ending on July 1, 2012, the Company will be obligated to pay Cunningham the sum of approximately $29.1 million in 10 quarterly installments of $2.75 million and one quarterly payment of approximately $1.6 million, which amounts will be used to pay off Cunningham’s bank credit facility and which amounts will be credited toward the purchase price for each Cunningham Station, in accordance with a specified allocation, that is acquired by the Company pursuant to any of the Option Agreements or APAs or Cunningham’s put option applicable to such Cunningham Station described below (the “Purchase Price Credit Payments”).  An additional $3.9 million, approximately, will be paid in two installments on July 1, 2012 and October 1, 2012 as an additional LMA fee, in addition to the LMA Fee described below.  Notwithstanding the foregoing, if Cunningham seeks to terminate the LMAs and/or the other agreements, including in connection with a change in control, then the Company will have the right to assign the LMAs and/or the other agreements being terminated to a third party or parties.  The aggregate purchase price of the television stations, $78.5 million as of September 30, 2009, will be decreased by each Purchase Price Credit Payment as it is paid, but, subject to below, will be increased by 6% annually;

•                  Beginning on October 1, 2012, and continuing thereafter during the terms of the LMAs (or any extensions thereto), the Company will be obligated to pay Cunningham an annual LMA fee (the “LMA Fee”) for the television stations equal to the greater of (i) 3% of each station’s annual net broadcast revenue and (ii) $5.0 million (reduced proportionally if one or more stations are purchased by the Company). The LMA Fee will be subject to cost-of-living increases every five years during the LMA term or any extension thereof. The LMA Fee will be allocated as follows: (i) a portion equal to 6% of the aggregate purchase price of the television stations will be allocated to the payment of interest on the remaining portion of the aggregate purchase price; and (ii) the remainder as a fee to Cunningham for services provided under the LMAs. After the $33 million payable to Cunningham is paid in full, and as long as the LMA Fee is paid each year, the aggregate purchase price will no longer increase because the 6% interest due on the aggregate purchase price will be paid in full each year as indicated above;

•                  Cunningham has a put option, under which Cunningham may require the Company to purchase the television stations on July 1, 2016, which is the termination date of the initial term of the LMAs or at the expiration of any renewal term. The Company may assign its obligation to purchase the television stations to a third party in the event that it cannot acquire the television stations as a result of Federal Communications Commission (“FCC”) rules or for any other reason. If Cunningham exercises its put option, the purchase price for the Cunningham Station(s) acquired will be the lesser of (i) the portion of the aggregate purchase price in effect at such time allocable to such Cunningham Station(s) and (ii) the appraised fair market value of such Cunningham Station(s);

•                  The prices under the Option Agreements to purchase Cunningham stock have been adjusted to make them consistent with the purchase prices and terms contained in the APAs.  In addition, in lieu of acquiring the assets of any of the Cunningham Stations under the acquisition agreements, the Company has an option to acquire for cash all of the issued and outstanding stock of each subsidiary of Cunningham, on terms and conditions substantially similar in all material respects to the Option Agreements.  In the event the Company determines to acquire any of the Cunningham Stations under any of the APAs, Cunningham may cause the Company to acquire the stock of the Cunningham subsidiary or subsidiaries that hold the Cunningham Station rather than the assets of the Cunningham Station pursuant to the APA.  In addition, the APAs are subject to a financing condition;

•                  Cunningham will be obligated to pay liquidated damages to the Company if Cunningham terminates any of the Option Agreements and APAs for any reason other than a termination resulting from the exercise of Cunningham’s put option or the Company’s material breach, act or omission. The liquidated damages will be in an amount equal to the sum of all Purchase Price Credit Payments made by the Company to Cunningham that have decreased the aggregate purchase price of the Cunningham Stations plus the additional LMA fee payments;

•                  During the period that the Convertible Notes (or any notes issued to refinance the Convertible Notes) are outstanding, the Company will have consent rights (which consent may not be unreasonably withheld or delayed) over Cunningham’s future borrowings, with the exception of (i) borrowings for the acquisition by Cunningham of certain television stations for which the Company has freely assignable purchase option agreements that it cannot currently exercise; and (ii) any amounts totaling less than $10.0 million in the aggregate; and

•                  Cunningham will purchase, upon the Company’s request, the Company’s options to purchase five television stations currently operated by the Company under LMAs with other LMA partners, for a purchase price of $100 per station.  Once such options are purchased, Cunningham will be obligated to immediately exercise the rights to acquire such television stations, to the extent financing is available on reasonable terms and conditions and subject to FCC approval. Immediately following Cunningham’s acquisition of these stations, Cunningham will enter into amended LMAs with the Company for each such television station, whereby the Company will pay the operating cost of each such station, plus an amount equal to the interest paid by Cunningham to its lender(s) on borrowed funds for Cunningham’s acquisition of the stations, plus $400,000 per year per station. The Company will have the option to acquire each of the television stations for an amount equal to the amount paid by Cunningham for such station.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

4.1	Indenture, dated as of October 29, 2009, among Sinclair Television Group, Inc., the guarantors named therein and U.S.Bank National Association, as trustee and collateral agent.

4.2	Form of 9.25% Senior Secured Second Lien Note due 2017 (included in Exhibit 4.1).

99.1	Press Release dated October 29, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINCLAIR BROADCAST GROUP, INC.

By:	/s/ David R. Bochenek
Name:	David R. Bochenek
Title:	Vice President/Chief Accounting Officer

Dated:  October 29, 2009